                                                                    EXHIBIT 12.1


                               AKI HOLDING CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)




                                                     PREDECESSOR
                           ----------------------------------------------------------------
                                                                NINE MONTHS      JULY 1,
                               FISCAL YEAR ENDED JUNE 30,          ENDED         1997 TO
                           -----------------------------------   MARCH 31,    DECEMBER 15,
                               1995        1996        1997         1997          1997
                           ----------- ----------- ----------- ------------- --------------
Income (loss) before
 income taxes ............     7,247       4,279       7,117        6,676        3,234
Add:
Interest on all
 indebtedness which
 includes amortization
 of deferred financing
 costs ...................     6,170       6,762       6,203        4,694        2,646
                               -----       -----       -----        -----        -----
Earnings available for
 fixed charges ...........    13,417      11,041      13,320       11,370        5,880
Fixed charges ............     6,170       6,762       6,203        4,694        2,646
                              ------      ------      ------       ------        -----
 Ratio of earnings to
  fixed charges ..........        2.2         1.6         2.1          2.4          2.2



                                            HOLDING
                           -----------------------------------------
                                                  PRO FORMA
                                          --------------------------
                            DECEMBER 16,   FISCAL YEAR   NINE MONTHS
                               1997 TO        ENDED         ENDED
                              MARCH 31,      JUNE 30,     MARCH 31,
                                1998           1997         1998
                           -------------- ------------- ------------
Income (loss) before
 income taxes ............     (1,325)        (1,542)        (878)
Add:
Interest on all
 indebtedness which
 includes amortization
 of deferred financing
 costs ...................      5,163         16,640       12,401
                               ------         ------       ------
Earnings available for
 fixed charges ...........      3,838         15,098       11,523
Fixed charges ............      5,163         16,640       12,401
                               ------         ------       ------
 Ratio of earnings to
  fixed charges ..........         --             --           --

Earnings were not sufficient to cover fixed charges by $1,325, $1,542 and $878 for the period from December 16, 1997 to March 31, 1998, the pro forma fiscal year ended June 30, 1997 and the pro forma nine months ended March 31, 1998, respectively.